Exhibit 10

July 21, 2015

Mr. Bruce N. Kuhlik
c/o Merck & Co. Inc.
2000 Galloping Hill Road
Kenilworth, NJ 07033

Dear Bruce,

On behalf of the Compensation & Benefits Committee (the “Committee”) of the Board of Directors of Merck & Co., Inc. (the “Company”), I would like to thank you for your significant contributions to the Company during your tenure as our General Counsel. I understand that your last day of employment with the Company will be July 31, 2015, with your retirement being effective on August 1, 2015. You have recently notified the Company’s management, and the management has discussed with the Committee that, following your retirement from the Company, you intend to accept a position in the public sector and that a condition of the new position is your divestiture of any and all Company securities or other interests, the value of which could be impacted by the Company’s performance.

As you know, management and the Committee have considered the circumstances of your need to divest yourself of all Company equity and performance-based interests and how compliance with that condition in the short term impacts the compensation and benefits that you would have otherwise received in connection with your retirement from the Company. In recognition of your long and dedicated service to the Company and the unique circumstances of your new job opportunity, including the fact that such divestitures are a mandatory condition of your being eligible for the position, on July 21, 2015, the Committee authorized certain changes to the compensation and benefits for which you would have otherwise become eligible upon your retirement to better accommodate your divestiture requirements, as described below.

Page 2 of 4 (Bruce N. Kuhlik Agreement)

Assuming you execute and deliver a counter-signed copy of this letter agreement (the “Letter Agreement”), the following actions will be taken to facilitate the requested divestitures:

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You will forfeit any right or entitlement to the payment of a pro-rated bonus to which you might have been awarded under the terms of the Executive Incentive Plan for the performance period January 1, 2015 – July 31, 2015.

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In respect of your outstanding stock option granted on May 6, 2013, the Committee has authorized the acceleration of the vesting of the final tranche of the stock option that would have become vested in May 2016 due to your retirement under the terms of the applicable award agreement, consisting of 49,384 shares under the May 2013 grant. You may exercise the option in respect of the vested shares at your discretion beginning on August 3, 2015, the first business day following your retirement date, in accordance with the Company’s trading policies generally.

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In respect of your outstanding stock options granted on May 9, 2014 and May 1, 2015, you agree to forfeit any right to that tranche of each of these stock options that would have become vested in May 2016 due to your retirement under the terms of the applicable award agreement, consisting of 42,182 shares under the May 2014 grant and 47,471 shares under the May 2015 grant. These options will be forfeited effective as of your August 1, 2015 retirement date. In addition, the remaining unvested stock options that forfeit in the normal course following your retirement will also be forfeited, effective as of August 1, 2015 including, for the avoidance of doubt, the stock options in respect of 42,183 shares under the May 2014 grant and 94,944 shares under the May 2015 grant.

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In respect of your outstanding PSUs, granted on March 29, 2013, March 31, 2014, and March 31, 2015, the applicable terms and conditions of your PSU awards will be amended to provide that instead of being eligible to receive a pro-rated number of shares of our common stock in settlement of the PSU following a determination of the level of the Company’s achievement of the stated performance goals at the end of the applicable performance period, you will be entitled to receive a payment of a fixed cash amount at the same time as the settlement would have occurred under the original PSU award based on a pro-rated number of performance units assuming target performance. The proration fraction being applied equals the number of months in which you were employed at the Company during the applicable performance period divided by 36 months.

Page 3 of 4 (Bruce N. Kuhlik Agreement)

For the PSU awarded in March 2013, you will be paid an amount based on 31,002 units. For the PSU awarded March 2014, you will be paid an amount based on 12,829 units. For the PSU awarded in March 2015, you will be paid an amount based on 4,668 units. The actual fixed amount will be determined by multiplying (x) the pro-rated number of PSUs for the applicable grant by (y) $58.98, which is the average 60-day closing price of a share of Company common stock for the period April 24, 2015 – July 20, 2015, the 60-trading days immediately preceding July 21, 2015. In each case, the cash payment will be made at same time as active PSU award holders receive payment for the 2013, 2014 and 2015 awards, as applicable. These payments will equal $1,828,498 in 2016 for the 2013 award, $756,654 in 2017 for the 2014 award and $275,319 in 2018 for the 2015 award. You hereby acknowledge that no funds are being set aside or otherwise earmarked to fund this contractual obligation and that any payments will be made out of the general funds of the Company.

This Letter Agreement constitutes the complete agreement of the parties in respect of the subject matter contained herein and shall supersede all prior agreements, written or oral, between the parties in respect of such subject matter, it being acknowledged that this Letter Agreement does not, and is not intended to, address any other non—equity or performance-based compensation or benefits to which you may be entitled under the Company’s benefit plans and programs in light of your retirement. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or as a “.pdf” email attachment shall be deemed effective for all purposes. The terms of this Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey.

By executing a copy of this Letter Agreement, you hereby acknowledge and agree to the treatment of each item set forth above and further agree that any necessary changes or amendments to the applicable terms and conditions, award agreements or other documentation as deemed necessary by the Company will be executed or otherwise made effective without any further action on your part or your additional consent. To accept the terms of this Letter Agreement, and each of the contemplated changes, please sign a copy of this Letter Agreement and return it to Jeff Geller at 2000 Galloping Hill Road, Kenilworth, NJ 07033 or xxxxxxx.xxxxxx@xxxxx.xxx by July 24, 2015.

Page 4 of 4 (Bruce Kuhlik Agreement)

Bruce, I wish you the best in all your future endeavors.

Most Sincerely,

/s/ Kenneth C. Frazier
Kenneth C. Frazier
Chairman, President and Chief Executive Officer

Accepted and agreed:

/s/ Bruce N. Kuhlik
Bruce N. Kuhlik
Date:    July 21, 2015